World Point Terminals, LP Announces Financial Results for the Quarter and the Year Ended December 31, 2013

ST. LOUIS, Missouri, March 26, 2014 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter and the year ended December 31, 2013.

Financial Summary

A summary of the financial results for the year ended December 31, 2013 compared to the year ended December 31, 2012, includes:

•	Revenue increased 13% to $83.8 million in 2013 from $74.1 million in 2012.
o	Base storage services fees increased by 7% to $66.8 million in 2013 from $62.6 million in 2012 primarily as a result of additional contracted capacity at the Galveston terminal, the addition of 450,000 barrels of capacity at the Jacksonville terminal and the addition of a long-term contract at the Weirton terminal in the fourth quarter of 2012 partially offset by unutilized tanks at the Baton Rouge terminal in the first quarter of 2013.
o	Excess storage services fees increased 61% to $2.34 million in 2013 from $1.45 million in 2012 primarily as a result of increased throughput at the Newark and North Little Rock terminals as well as the expanded operations at the Jacksonville terminal offset by decreased throughput at the Chesapeake terminal.
o	Ancillary and additive services fees increased by 47% to $14.7 million in 2013 from $10.0 million in 2012 primarily as a result of expanded operations at the Galveston and Jacksonville terminals and increased volumes throughput at the Newark, Baltimore West, Baton Rouge and Chesapeake terminals.
•	Operating expenses increased 15% to $27.8 million in 2013 from $24.1 million in 2012 due to increased labor costs at the Jacksonville terminal as a result of expanded operations and costs related to Hurricane Sandy at our Newark terminal.
•	Selling, general and administrative expenses increased by $3.4 million or 123% in 2013 compared to 2012 primarily due to $3.6 million in costs and fees related to our initial public offering.
•	Depreciation and amortization expense increased by 19% to $18.2 million in 2013 from $15.4 million in 2012 due to assets under construction that were placed in service at the Weirton and Galveston terminals and the acquisition of additional terminal assets adjacent to the Jacksonville terminal.
•	Income from joint venture was $0.2 million in 2013 resulting from the Partnership’s investment in the Cenex joint venture on August 14, 2013. As the investment was made during 2013, there was no income in 2012.
•	Interest expense decreased 11% to $0.4 million in 2013 from $0.5 million in 2012 due to decreased borrowings as a result of scheduled principal payments offset by an increase in commitment fees and amortization of loan fees associated with our revolving credit facility.
•	Interest and dividend income increased slightly in 2013 compared to 2012 due to increased amounts of short-term investments during 2013.
•	Income tax expense decreased by $1.1 million or 209% in 2013 compared to 2012 as a result of the reversal of deferred tax liabilities associated with the Partnership converting from a corporation to a limited liability company.
•	Net income increased 5% to $32.4 million in 2013 from $30.9 million in 2012. Net income attributable to unitholders was $13.9 million or $0.42 per unit.
•	Adjusted EBITDA as defined by the Partnership increased 16% to $53.5 million in 2013 from $45.9 million in 2012.

Attachment A to this communication contains selected financial information from the Partnership’s Statements of Operations and Balance Sheets for each of the years ended December 31, 2011, 2012 and 2013.

Filing of Annual Report on Form 10-K

World Point Terminals, LP filed its Annual Report on Form 10-K with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on March 26, 2014.

Conference Call and Webcast

World Point Terminals, LP previously announced that it would host an investment-community conference call on Thursday, March 27, 2014, beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time) to discuss financial results.

Individuals interested in participating in the conference call may do so by dialing (877) 249-0285 for domestic callers, or (678) 971-2071 for international callers and entering the conference ID number 9558525. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Partnership’s website at www.worldpointlp.com.

A replay of the webcast and call will begin approximately two hours after the live call has ended. The webcast replay will be available on the Investor Relations section of the Partnership website for 90 days. The telephone replay will be available for 48 hours by dialing (800) 585-8367 for domestic callers, or (404) 537-3406 for international callers, and entering the conference ID number 9558525.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 12.8 million barrels of storage capacity at 14 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure

In addition to the GAAP results provided in this annual report on Form 10-K, we provide a non-GAAP financial measure, Adjusted EBITDA. A reconciliation from GAAP to the non-GAAP measurement is provided below. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items, such as the IPO expenses.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the years ended December 31, 2011, 2012 and 2013.

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Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com

Attachment A: Selected Financial Data	For the Years Ended December 31,
	2013	2012	2011
		Predecessor	Predecessor
	(In thousands except unit data)
Statements of Operations Data:
Revenues
Third parties	$55,186	$52,591	$53,000
Affiliates	28,634	21,518	21,766
	83,820	74,109	74,766
Operating costs, expenses and other:
Operating expenses	23,363	18,318	15,531
Operating expenses reimbursed to affiliates	4,449	5,790	6,672
Selling, general and administrative expenses	3,883	1,385	1,012
Selling, general and administrative expenses reimbursed to affiliates	2,194	1,338	1,338
Depreciation and amortization	18,222	15,363	14,234
Income from joint venture	(198)	-	-
Loss on disposition of assets	-	476	-
Total operating costs, expenses and other	51,913	42,670	38,787

Income from operations	31,907	31,439	35,979

Other income (expense)
Interest expense	(443)	(498)	(663)
Interest and dividend income	183	135	1,287
Gain (loss) on investments and other-net	142	368	(536)
Income before income taxes	31,789	31,444	36,067
(Benefit)/provision for income taxes	(573)	524	588
NET INCOME	32,362	30,920	35,479

Net income attributable to noncontrolling interest	(543)	(867)	(1,267)
Net income attributable to shareholder/unitholders	$31,819	$30,053	$34,212
Less Predecessor net income prior to August 14, 2013	17,921
Net income from August 14, 2013 to December 31, 2013 attributable to unitholders	$13,898

Basic and diluted earnings per unit attributable to unitholders
Common	$0.42
Subordinated	$0.42
Distributions per unit attributable to the period August 14, 2013 to December 31, 2013	$0.4565

Balance Sheet Data (at period end):
Property, plant and equipment, net	$137,479	$116,440	$115,825
Total assets	$185,117	$134,151	$127,919
Total liabilities	$21,213	$15,721	$18,156

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Years Ended December 31,
	2013	2012	2011
Reconciliation of Net Income to Adjusted EBITDA:
Net income attributable to unitholders / shareholder	$31,819	$30,053	$34,212
Depreciation and amortization	18,222	15,363	14,234
Depreciation and amortization – CENEX joint venture	113	-	-
Provision (benefit) for income taxes	(573)	524	588
Interest expense and other	443	498	663
IPO expenses	3,606	-	-
Interest and dividend income	(183)	(135)	(1,287)
Equity based compensation expense	163	-	-
(Gain) loss of investments and other - net	(142)	(368)	536
Adjusted EBITDA	$53,468	$45,935	$48,946